EXHIBIT 99.2

FOR IMMEDIATE RELEASE

ASPECT COMMUNICATIONS COMPLETES $50 MILLION PRIVATE
PREFERRED EQUITY PLACEMENT

SAN JOSE, Calif., Jan. 21, 2003—Aspect Communications Corporation (Nasdaq: ASPT), the leading provider of enterprise customer contact solutions, today announced that it has completed its private placement agreement with Vista Equity Fund II, L.P. to sell $50 million in Series B convertible preferred stock. Earlier today, the Company’s shareholders approved the proposed private placement transaction with Vista Equity Fund II, L.P.

“We are very pleased to complete this financing and to partner with Vista,” said Beatriz Infante, Aspect’s chairman, president and chief executive officer.

Each share of the Series B convertible preferred stock will be convertible into common stock at a conversion price of $2.25, or approximately 22,200,000 shares of common stock, subject to anti-dilution protection and certain adjustments.

Vista Equity Partners is a San Francisco-based private equity firm, which provides capital to both private and public technology-enabled companies. Vista invests in dynamic, successful companies with management teams that have a long-term perspective and are committed to maintaining leadership in their markets. Vista has more than $1.25 billion in committed capital.

The Company intends the net proceeds from this financing to provide general working capital as well as provide additional capital to repurchase outstanding convertible subordinated debentures issued by the Company on Aug. 10, 1998.

About Aspect Communications
Aspect Communications Corporation is the leading provider of business communications solutions that help companies improve customer satisfaction, reduce operating costs, gather market intelligence and increase revenue. Aspect is a trusted mission-critical partner with over two-thirds of the Fortune 50, daily managing more than 3 million customer sales and service professionals worldwide. Aspect is the only company that

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Aspect Completes $50 Million Private Preferred Equity Placement, page 2 provides the mission-critical software platform, development environment and applications that seamlessly integrate voice-over-IP, traditional telephony, e-mail, voicemail, Web, fax and wireless business communications, while guaranteeing investment protection in a company’s front-office, back-office, Internet and telephony infrastructures. Aspect’s leadership in business communications solutions is based on more than 17 years of experience and over 8,000 implementations deployed worldwide. The company is headquartered in San Jose, Calif., with offices around the world and an extensive global network of systems integrators, independent software vendors and distribution partners. For more information, visit Aspect’s Web site at http://www.aspect.com or call (877) 621-3692.

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Aspect, the Aspect logo and the phrases and marks relating to other Aspect products and services discussed in this press release constitute one or both of the following: (1) registered trademarks and/or service marks of Aspect Communications Corporation in the United States and/or other countries or (2) intellectual property subject to protection under common law principles. All other names and marks mentioned in this document are properties of their respective owners.

Contacts:
Jennifer Stroud	Carrie Kovac
Public Relations	Investor Relations
Aspect Communications	Aspect Communications
(615) 221-6842	(408) 325-2437
jennifer.stroud@aspect.com	carpprie.kovac@aspect.com

Melissa King
Phase Two Strategies for Aspect
(415) 772-8430
melissa_king@p2pr.com